EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Post Effective Amendment No. 1 to the Form S-3 Registration Statement (No. 333-271438) and related Prospectus of Bakkt Holdings, Inc. for the registration of the 46,402,403 shares of Class A Common Stock and to the incorporation by reference therein of our report dated March 25, 2024, except for the effects of Staff Accounting Bulletin 122 Accounting for Obligations to Safeguard Crypto-Assets an Entity Holds for its Platform Users, Accounting Standards Update 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, and the Reverse Stock Split completed by the Company on April 29, 2024, all as disclosed in Note 2 as to which the date is March 19, 2025, and except for the effects of Discontinued Operations, as disclosed in Note 2 as to which the date is December 10, 2025, with respect to the consolidated financial statements of Bakkt Holdings, Inc. for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

December 10, 2025